As filed with the Securities and Exchange Commission on June 5, 2008

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

LPL INVESTMENT HOLDINGS INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware

(State or Other Jurisdiction of Incorporation or Organization)

20-3717839

(I.R.S. Employer Identification Number)

One Beacon Street, Floor 22, Boston, MA 02108

(Address of Principal Executive Offices)

LPL Investment Holdings Inc. 2005 Stock Option Plan for Non-Qualified Stock Options

LPL Investment Holdings Inc. 2005 Stock Option Plan for Incentive Stock Options

LPL Investment Holdings Inc. 2008 Stock Option Plan

LPL Investment Holdings Inc. Advisor Incentive Plan

(Full Title of the Plans)

Stephanie L. Brown, Esq.

Managing Director and General Counsel

LPL Investment Holdings Inc.

One Beacon Street, Floor 22

Boston, MA 02108

(Name and Address of Agent for Service)

(617) 423-3644

(Telephone Number, Including Area Code for Agent for Service)

Please send copies of all communications to:

Julie H. Jones, Esq.

Ropes & Gray LLP

One International Place

Boston, Massachusetts 02110

(617) 951-7000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value per share	36,222,798	(2)	$4.05	(3)	$146,702,331.90	$5,765.40
Common Stock, $0.001 par value per share	9,264,212	(4)	$6.45	(5)	$59,754,167.40	$2,348.34
Total	45,487,010				$206,456,499.30	$8,113.74
(1)

This Registration Statement covers an aggregate of 45,487,010 shares of the Registrant’s common stock, par value $0.001 per share (“Common Stock”), consisting of 1,992,640 shares that may be issued pursuant to awards granted under the LPL Investment Holdings Inc. 2005 Stock Option Plan for Non-Qualified Stock Options (the “2005 Non-Qualified Plan”), 33,494,370 shares that may be issued pursuant to awards granted under the LPL Investment Holdings Inc. 2005 Stock Option Plan for Incentive Stock Options (the “2005 Incentive Plan”), 10,000,000 shares that may be issued in the aggregate pursuant to awards granted under the LPL Investment Holdings Inc. 2008 Stock Option Plan (the “2008 Plan”) and the LPL Investment Holdings Inc. Advisor Incentive Plan (the “Advisor Plan,” and together with the 2005 Non-Qualified Plan, the 2005 Incentive Plan and the 2008 Plan, the “Plans”).  In addition, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”) this Registration Statement also covers such additional shares of Common Stock as may be issued pursuant to the antidilution provisions of the Plans to which this Registration Statement relates.

(2)			Consists of shares subject to awards outstanding under the Plans.

(3)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) of the Securities Act of 1933, as amended. The price per share and aggregate offering price are calculated on the basis of $4.05, the weighted average exercise price of the shares subject to outstanding stock option grants under the Plans, at prices ranging from $1.07 to $27.80 per share.

(4)			Consists of shares reserved for issuance under the Plans.

(5)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) of the Securities Act of 1933, as amended. The price per share and aggregate offering price are calculated on the basis of the book value of $6.45 per share of the Registrant’s common stock for the 292,140 shares issuable under the 2005 Non-Qualified Plan which are not subject to outstanding options, the 252,072 shares issuable under the 2005 Incentive Plan which are not subject to outstanding options, the 8,720,000 shares issuable in the aggregate under the 2008 Plan and the Advisor Plan which are not subject to outstanding options.

PART I

As permitted by Rule 428 under the Securities Act, this Registration Statement omits the information specified in Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants of the Plans as required by Rule 428(b). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424(b) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

LPL Investment Holdings Inc. (the “Registrant”) hereby incorporates by reference the following documents filed with the Commission (File No. 000-52609).

(a)          the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed with the Commission on March 31, 2008;

(b)         the Registrant’s Quarterly Report on Form 10-Q for the three months ended March 31, 2008, filed with the Commission on May 15, 2008;

(c)          the Registrant’s Current Reports on Form 8-K, filed with the Commission on June 3, 2008, March 20, 2008, February 21, 2008, February 8, 2008 and January 4, 2008; and

(d)         the Registrant’s Current Report on Form 8-K/A, filed with the Commission on January 23, 2008.

In addition, all documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than any portions of any such documents that are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable Commission rules), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold under this Registration Statement, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.  Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 4.   Description of Securities.

General

Under our charter, we currently have authority to issue up to 200,000,000 shares of capital stock, of which all shares shall be shares of common stock, par value $0.001 per share.  As of  June 1, 2008, we had 86,475,343.90 shares of common stock outstanding, held by 71 holders.  Additionally, as of June 1, 2008 we have granted options to acquire 22,907,750 shares of common stock to approximately 257 of our employees and bonus credits in respect of another 7,449,030 shares of our common stock to approximately 1,072 registered representatives.

Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights.  An election of directors by our stockholders shall be determined by a plurality of the votes cast by the stockholders entitled to vote on the election. Holders of common stock are entitled to receive proportionately any dividends as may be declared by our board of directors (the “Board”), subject to any preferential dividend rights of any series of preferred stock that is outstanding at the time of the dividend.

In the event of our liquidation or dissolution, the holders of common stock are entitled to receive proportionately our net assets available for distribution to stockholders after payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock.

All shares of common stock will, when issued, be duly authorized, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of shares of any series of preferred stock that the Company may designate and issue in the future.

Stockholders’ Agreement

On December 28, 2005, we, the investment funds affiliated with TPG Partners IV, L.P., and Hellman & Friedman Capital Partners V, L.P. (the “Majority Holders”), the founders and those executives who entered into employment agreements entered into a stockholders’ agreement that contains the following provisions among others:

•                  a right to designate a certain number of directors to the Board and the board of directors of our subsidiaries. Of the current eight members of each of the boards, the Majority Holders initially had the right to designate four of the directors. The Majority Holders also have the right to designate one independent director after consultation with our chief executive officer, if the selection is reasonably acceptable to the Founders. The other four members of the boards are our chief executive officer, James Putnam, James Riepe and Jeffrey Stiefler;

•                  certain limitations on transfers of common stock by the founders and those executives entering into employment agreements. prior to the earlier to occur of (i) subject to a customary right of first refusal, December 28, 2009 and (ii) the occurrence of an initial public offering;

•                  the ability of the founders and our executives who enter into employment agreements to “tag-along” their shares of common stock to sales by the Majority Holders on a pro-rata basis (the founders’ “tag-along” right provides for the ability to “tag-along” a number of shares equal to two times their pro-rata share of the shares being sold);

•                  the ability of the Majority Holders to “drag-along” common stock held by the founders and our executives who enter into employment agreements under certain circumstances;

•                  customary demand registration rights for the founders and piggyback registration rights for the founders and those executives entering into employment agreements (the founders’ piggyback registration right provides for the ability to register a number of shares equal to two times their pro-rata share of all of the shares being registered);

•                  the restriction on our company to, prior to an initial public offering, enter into any transaction with, or for the benefit of, any of its affiliates involving an aggregate consideration in excess of $2 million, unless approved by a majority of the independent members of the Board;

•                  restrictions on dividends, redemptions and repurchases with respect to common stock prior to an initial public offering subject to certain exceptions; and

•                  a preemptive right of the founders and those executives who enter into employment agreements to purchase a pro-rata portion of any new securities we offer.

Anti-takeover Effects of the Delaware General Corporation Law and our Certificate of Incorporation and Bylaws

Our certificate of incorporation and our bylaws contain provisions that may delay, defer or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with the Board, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give the Board the power to discourage acquisitions that some stockholders or holders of bonus credits may favor.

Board of Directors

Our bylaws provide that the number of directors will be fixed from time to time solely pursuant to a resolution adopted by the whole Board. The Board currently has eight members.

Requirements for Stockholder Meetings and Interim Election of Directors

Our bylaws provide that special meetings of the stockholders may be called only upon the request of the chairman of the Board or by the Board pursuant to a resolution adopted by a majority of the “whole board” (as defined in our bylaws). Our bylaws prohibit the conduct of any business at a special meeting other than as specified in the notice for such meeting.

Vacancies and newly created directorships may be filled only by a vote of a majority of the directors then in office, even though less than a quorum, and not by the stockholders. Our bylaws allow the presiding officer at a meeting of the stockholders to adopt rules and regulations for the conduct of meetings which may have the effect of precluding the conduct of certain business at a meeting if the rules and regulations are not followed.

These provisions may have the effect of deferring, delaying or discouraging hostile takeovers, or changes in control or management of our company.

Business Combinations under Delaware Law

Section 203 of the Delaware General Corporation Law (“DGCL”) does not apply to our company because we do not have a class of stock that is listed on a national securities exchange, authorized for quotation on The NASDAQ Stock Market or held of record by more than 2,000 stockholders. Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the time the stockholder became an interested stockholder, subject to certain exceptions, including if, prior to such time, the Board approved the business combination or the transaction which resulted in the stockholder becoming an interested stockholder. “Business combinations” include mergers, asset sales and other transactions resulting in a financial benefit to the “interested stockholder.” Subject to various exceptions, an “interested stockholder” is a person who, together with his or her affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s outstanding voting stock.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers

Section 102(b)(7) of the DGCL enables a corporation in its original certificates of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director’s fiduciary duty, except (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for liability of directors for unlawful payment of dividends or unlawful stock purchase or redemptions pursuant to Section 174 of the DGCL or (iv) for any transaction from which a director derived an improper personal benefit. Our certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent authorized by the DGCL.

Section 145(a) of the DGCL provides in relevant part that a corporation may indemnify any officer or director who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another entity, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful.

Section 145(b) of the DGCL provides in relevant part that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our certificate of incorporation and bylaws generally provide that we will indemnify our directors and officers to the fullest extent permitted by law. We and our subsidiary LPL Holdings, Inc. have also entered into indemnification agreements with certain of our directors and officers. Such agreements generally provide for indemnification by reason of being our director or officer, as the case may be. These agreements are in addition to the indemnification provided by our and LPL Holdings, Inc. charters and bylaws.

We also obtained officers’ and directors’ liability insurance which insures against liabilities that officers and directors of the registrant may, in such capacities, incur. Section 145(g) of the DGCL provides that a corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under that section.

Item 7.   Exemption from Registration Claimed.

Not applicable.

Item 8.   Exhibits.

The following exhibits are filed as part of or incorporated by reference into this Registration Statement:

4.1

LPL Investment Holdings Inc. 2005 Stock Option Plan for Incentive Stock Options (previously filed as Exhibit 10.2 to the Registration Statement on Form 10 filed on April 30, 2007 and incorporated herein by reference).

4.2

LPL Investment Holdings Inc. 2005 Stock Option Plan for Non-Qualified Stock Options (previously filed as Exhibit 10.3 to the Registration Statement on Form 10 filed on April 30, 2007 and incorporated herein by reference).

4.3	LPL Investment Holdings Inc. 2008 Stock Option Plan (previously filed as Exhibit 10.1 to the Registrant’s 8-K filed on February 21, 2008 and incorporated herein by reference).

4.4	LPL Investment Holdings Inc. Advisor Incentive Plan.

4.5	Certificate of Incorporation of LPL Investment Holdings Inc. (previously filed as Exhibit 3.1 to the Registration Statement on Form 10 filed on April 30, 2007 and incorporated herein by reference).

4.6

Amendment to the Certificate of Incorporation of LPL Investment Holdings Inc., dated December 20, 2005 (previously filed as Exhibit 3.2 to the Registration Statement on Form 10 filed on April 30, 2007 and incorporated herein by reference).

4.7

Amendment to the Certificate of Incorporation of LPL Investment Holdings Inc., dated March 10, 2006 (previously filed as Exhibit 3.3 to the Registration Statement on Form 10 filed on April 30, 2007 and incorporated herein by reference).

4.8

Amendment to the Certificate of Incorporation of LPL Investment Holdings Inc., dated December 27, 2007 (previously filed as Exhibit 3.1 to the Registrant’s Form 8-K filed on January 4, 2008 and incorporated herein by reference).

4.9	Bylaws of LPL Investment Holdings Inc. (previously filed as Exhibit 3.1 to the Registrant’s 8-K filed on June 3, 2008 and incorporated herein by reference).

4.10	Stockholders’ Agreement, dated December 28, 2005 (previously filed as Exhibit 10.15 to the Registration Statement on Form 10 filed on April 30, 2007 and incorporated herein by reference).

5.1	Opinion of Ropes & Gray LLP.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Ropes & Gray LLP (contained in the opinion filed as Exhibit 5.1 to this Registration Statement).

24.1	Power of Attorney (included on the signature page to this Registration Statement).

Item 9.  Undertakings

(a)           The undersigned Registrant hereby undertakes:

(1)                To file, during any period in which offers or sales are being made, a post effective amendment to this Registration Statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the Registration Statement.

(2)              That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this registration statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Boston, Massachusetts, on June 5, 2008.

LPL INVESTMENT HOLDINGS INC.

By:	/s/ Mark S. Casady
Mark S. Casady
Chairman and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Mark S. Casady, Stephanie L. Brown, and Chad D. Perry, and each of them singly, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement on Form S-8 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-8 has been signed by the following persons in the capacities identified and on June 5, 2008:

Signature

Title

/s/ Mark S. Casady	Chairman, Chief Executive Officer
Mark S. Casady

/s/ C. William Maher	Managing Director, Chief Financial Officer
C. William Maher

/s/ Jeffrey R. Buchheister	Chief Accounting Officer
Jeffrey R. Buchheister

/s/ Jeffrey A. Goldstein	Director
Jeffrey A. Goldstein

/s/ Douglas M. Haines	Director
Douglas M. Haines

/s/ James S. Putnam	Director
James S. Putnam

/s/ James S. Riepe	Director
James S. Riepe

/s/ Richard P. Schifter	Director
Richard P. Schifter

/s/ Jeffrey E. Stiefler	Director
Jeffrey E. Stiefler

/s/ Allen R. Thorpe	Director
Allen R. Thorpe

EXHIBIT INDEX

4.1

LPL Investment Holdings Inc. 2005 Stock Option Plan for Incentive Stock Options (previously filed as Exhibit 10.2 to the Registration Statement on Form 10 filed on April 30, 2007 and incorporated herein by reference).

4.2

LPL Investment Holdings Inc. 2005 Stock Option Plan for Non-Qualified Stock Options (previously filed as Exhibit 10.3 to the Registration Statement on Form 10 filed on April 30, 2007 and incorporated herein by reference).

4.3	LPL Investment Holdings Inc. 2008 Stock Option Plan (previously filed as Exhibit 10.1 to the Registrant’s 8-K filed on February 21, 2008 and incorporated herein by reference).

4.4	LPL Investment Holdings Inc. Advisor Incentive Plan.

4.5	Certificate of Incorporation of LPL Investment Holdings Inc. (previously filed as Exhibit 3.1 to the Registration Statement on Form 10 filed on April 30, 2007 and incorporated herein by reference).

4.6

Amendment to the Certificate of Incorporation of LPL Investment Holdings Inc., dated December 20, 2005 (previously filed as Exhibit 3.2 to the Registration Statement on Form 10 filed on April 30, 2007 and incorporated herein by reference).

4.7

Amendment to the Certificate of Incorporation of LPL Investment Holdings Inc., dated March 10, 2006 (previously filed as Exhibit 3.3 to the Registration Statement on Form 10 filed on April 30, 2007 and incorporated herein by reference).

4.8

Amendment to the Certificate of Incorporation of LPL Investment Holdings Inc., dated December 27, 2007 (previously filed as Exhibit 3.1 to the Registrant’s Form 8-K filed on January 4, 2008 and incorporated herein by reference).

4.9	Bylaws of LPL Investment Holdings Inc. (previously filed as Exhibit 3.1 to the Registrant’s 8-K filed on June 3, 2008 and incorporated herein by reference).

4.10	Stockholders’ Agreement, dated December 28, 2005 (previously filed as Exhibit 10.15 to the Registration Statement on Form 10 filed on April 30, 2007 and incorporated herein by reference).

5.1	Opinion of Ropes & Gray LLP.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Ropes & Gray LLP (contained in the opinion filed as Exhibit 5.1 to this Registration Statement).

24.1	Power of Attorney (included on the signature page to this Registration Statement).